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                                  EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except for per share amounts)

                                                        1994              1993               1992
                                                        ----              ----               ----
Weighted average shares outstanding                    50,360             50,119            49,733

Equivalent shares assumed to be
outstanding for:
Stock options:                                            209                321               343
Convertible debentures                                  1,626              1,626             1,039
                                                      --------          --------           --------
Number of shares for primary
computation                                            52,195             52,066            51,115

Other dilutive equivalent shares--
stock options --                                           --                 --                139
                                                      --------          --------           --------
Number of shares assuming full
dilution                                               52,195             52,066             51,254
                                                      ========          ========           ========
Net income before cumulative effect
of change in accounting for income
taxes                                                $201,230           $202,179           $171,325

Interest on convertible debentures--
net of tax                                              2,860              2,858              1,887

Cumulative effect of change in
accounting for income taxes                                -0-            13,845                -0-
                                                      --------          --------           --------
Net income for per share computation                  $204,090          $218,882           $173,212
                                                      ========          ========           ========
Earnings per share:
Primary before cumulative effect of
change in accounting for income
taxes                                                 $   3.91          $   3.94           $   3.39
Cumulative effect of change in
accounting for income taxes                                -0-               .26                -0-
                                                      --------          --------           --------
Total Primary                                         $   3.91          $   4.20           $   3.39
                                                      ========          ========           ========
Fully Diluted                                         $   3.91          $   4.20           $   3.38
                                                      ========          ========           ========


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